SOUTHERN STAR ENERGY INC.

News Release

For Immediate Release
Wednesday, December 3, 2008

Contact Information:
Dave Gibbs, President and CEO
(832) 375-0330

SOUTHERN STAR ENERGY ANNOUNCES SECOND HAYNESVILLE WELL DISCOVERY; VERTICAL WELL PROJECTED TO ADD TO THE COMPANY'S RESERVE BASE; PRODUCTION EXPECTED IN FIRST QUARTER 2009

HOUSTON – (PR Newswire) – December 3, 2008 – Southern Star Energy Inc. (OTCBB: SSEY, the "Company"), a fast-growing E&P company with reserves and production from leases located in northern Louisiana, today announced that it has successfully drilled and logged the targeted Haynesville interval in its Burt 20-1 Well, with positive results. This well is strategically located in the southwest section of the Company's Sentell Field in Bossier Parish, Louisiana. As previously announced, the well successfully encountered its targeted Cotton Valley interval in this location before the Company drilled ahead to further evaluate its Haynesville potential. The Burt 20-1 Well reached a total depth of 11,220 feet on November 27, 2008. This is the third well in the Company's 2008 development program, and the second of two Haynesville Shale vertical test wells in the Sentell Field planned this year.

Wireline logging and mud log shows indicate the Burt 20-1 Well encountered 312 feet of highly laminated, silty, and naturally fractured Haynesville Shale with shale-corrected porosity indications averaging over 12 percent and resistivity readings ranging between 20 and 70 ohm-meters. Mud logs indicated abundant gas shows throughout the interval, ranging from 600 to 1800 units with trip gas as high as 3,800 units. The Company recovered over 120' of conventional core samples over key intervals within the Haynesville Shale, which have been sent to Houston for detailed analysis.

The results of the Burt 20-1 location are consistent with the Company's earlier Cotton Valley locations, as well as the successful Haynesville test previously announced at the Atkins-Lincoln 17-2 location. As previously announced, the Company is a member of the Core Laboratories ("Core Lab") Integrated Reservoir Solution's regional Haynesville Shale Study. Data from both the Burt 20-1 and the Atkins-Lincoln 17-2 are being incorporated into the regional database. The Company will use the results from its two successful Haynesville Tests, coupled with industry expertise available through Core Lab's Haynesville Shale Study, to evaluate and design optimal completion techniques.

The Burt 20-1 is the Company's eighth consecutive successful Cotton Valley well in the Sentell Field, and the second well to positively evaluate the Haynesville Shale. Each of the Company's eight Cotton Valley wells has similar log characteristics, and five of these wells are currently flowing into sales lines. The sixth well is awaiting a pipeline connection. Both the Burt 20-1 and the Atkins-Lincoln 17-2 will be completed in the Haynesville Shale, pending thorough analysis and completion design.

The Company has moved the drilling rig and spud the fourth well in the 2008 development program, the Moore 20-1. This well is being drilled directionally from the same surface location as the Burt 20-1 and is targeting the Cotton Valley interval.

David Gibbs, Southern Star President and Chief Executive Officer, said: "The petrophysical results from the Burt 20-1 Well confirm earlier evidence that the Sentell Field is right in the middle of the Haynesville play. The new Haynesville well discoveries at both the Burt 20-1 and Atkins-Lincoln 17-2 locations should be additive to our reserve base. We will release initial production rate information once we have completed the extensive analytical work required at both of our Haynesville locations."

Gibbs continued, "We are carefully evaluating the implications of these new discoveries on our total financial position, capital budget, drilling program, and strategic growth plans, given that we demonstrated further evidence of the quality and viability of our Haynesville position. The Cotton Valley trend and Haynesville Shale plays enjoy compelling well economics, as a result of excellent well productivity and favorable regional pricing differentials among other factors. Both plays lie within our existing Sentell Field acreage, strategically positioning the company for building shareholder value even in challenging market conditions. We remain positive in our outlook in moving the company forward."

About Southern Star Energy

The Company's strategy is to acquire under-drilled oil and natural gas leases with significant proven development drilling opportunities, and use all available technologies to increase the valuation of the acquired assets. This strategy reduces the Company's risk, allowing the Company to build free cash flow for strategic acquisitions. The Company owns a 40% working interest and operates in approximately 5,400 leasehold acres in the Sentell Field, located in the heart of the known Cotton Valley trend north of Shreveport, Louisiana. To date, the Company has drilled seven successful tests of the Cotton Valley Sands, the first five of which are connected to the market and producing revenues. Shareholders and prospective investors and analysts are encouraged to visit the Company's website: www.ssenergyinc.com to learn more about the Company and the Cotton Valley Trend.

Cautionary Statements to Shareholders

Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions in the Private

Securities Legislation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Southern Star Energy's actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things: volatility of natural resource prices; product demand; market competition; the anticipated timeline for initiating and completing drilling operations; the anticipated depth of current and future drilling operations; the anticipated work planned for particular wells; the placing of wells into production or onto the sales line; the estimated oil or natural gas production of a given well relative to the Company's other wells, using numerical estimates or otherwise; the ultimate effect of preliminary results or statistics on shareholder value; the actual investment value of the Company; and risks inherent in Southern Star Energy's operations. Often, but not always, forward-looking statements (1) can be identified by the use of words such as "projected", ''planned'', "options", ''indicates'', ''is scheduled'', ''believe'', "evidence" and ''expect'', or variations (including negative variations of such words and phrases); or (2) state that certain actions, events or results ''should'', "would", or ''will'' be taken, occur or be achieved. Southern Star makes no obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable laws or regulatory policies.

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